Exhibit 10.7
ABM DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
(Amended and Restated, Effective December 13, 2010)

TABLE OF CONTENTS

Article I. DEFINITIONS	1
1.01 “Account”	1
1.02 “Administrative Committee” or “Committee”	1
1.03 “Beneficiary”	1
1.04 “Board”	1
1.05 “Change in Control”	1
1.06 “Code”	1
1.07 “Company”	1
1.08 “Compensation”	1
1.09 “Deferral”	1
1.10 “Director”	1
1.11 “Employer”	1
1.12 “ERISA”	1
1.13 “Identification Date”	1
1.14 “Key Service Provider”	1
1.15 “Participant”	2
1.16 “Person”	2
1.17 “Plan”	2
1.18 “Plan Year”	2
1.19 “Restricted Stock Unit”	2
1.20 “Scheduled Distribution Date”	2
1.21 “Separation from Service”	2
1.22 “Valuation Date”	2

Article II. ELIGIBILITY FOR PARTICIPATION	3
2.01 Eligibility Requirements	3
2.02 Change in Status	3
2.03 Determination of Eligibility	3

Article III. CONTRIBUTIONS	4
3.01 Deferrals	4
3.02 Elective Deferral Election	4
3.03 Deferral of Distribution of Restricted Stock Unit Awards Granted in 2007	5

Article IV. ACCOUNTS, FUNDING AND VALUATION	6
4.01 Establishment of Account	6
4.02 Valuation of Account	6

Article V. PARTICIPANTS’ VESTED INTERESTS	7
5.01 Vesting	7

Article VI. DISTRIBUTION OF BENEFITS	8
6.01 Distribution of Benefits	8
6.02 Unforeseeable Emergency Withdrawals	10

i

6.03 Prohibition on Acceleration	11
6.04 Distributions to Key Service Providers	11

Article VII. DEATH	12
7.01 Death	12

Article VIII. THE ADMINISTRATIVE COMMITTEE	13
8.01 Duties and Responsibility	13
8.02 Allocation and Delegation of Responsibilities	13
8.03 Expenses and Compensation	13
8.04 Information from Company	14
8.05 Administrative Committee; Signature	14

Article IX. PARTICIPANTS’ RIGHTS	15
9.01 Disclosures	15
9.02 Filing a Claim for Benefits	15
9.03 Denial of a Claim	15
9.04 Limitation of Rights	16

Article X. AMENDMENT AND TERMINATION	17
10.01 Amendment or Termination	17

Article XI. MISCELLANEOUS	18
11.01 Execution of Receipts and Releases	18
11.02 Notice and Unclaimed Benefits	18
11.03 Non-Alienation of Benefits	18
11.04 Loans to Participants	19
11.05 Benefits Payable to Incompetents	19
11.06 Applicable Law	19
11.07 Headings as Guide	19
11.08 Pronouns	19
11.09 Reference to Laws	19
11.10 Participant’s Rights Unsecured	19

ii

Article I.
DEFINITIONS
The following terms as used herein shall have the meaning hereinafter set forth unless the context clearly indicates a different meaning is required. Whenever in these definitions a word or phrase not previously defined is used, such word or phrase shall have the meaning thereafter given to it in Article I unless otherwise specified.
1.01	“Account” means the account established and maintained by the Administrative Committee for each Participant.

1.02	“Administrative Committee” or “Committee” means the Governance Committee of the Board of Directors of the Company.

1.03	“Beneficiary” means the Person last designated by a Participant on a form provided by the Administrative Committee or by the terms of the Plan to receive any amounts payable under the Plan following the death of the Participant. A Participant may change the Beneficiary from time to time on a form provided by the Administrative Committee.

1.04	“Board” means the Board of Directors of the Company.

1.05	“Change in Control” shall have the meaning given that term in Section 5.01.

1.06	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.07	“Company” means ABM Industries Incorporated.

1.08	“Compensation” means all of the annual retainer and board meeting fees paid by the Company to the eligible Director while a Participant with respect to services rendered during the Plan Year.

1.09	“Deferral” means an amount that a Participant has elected to defer under Article III.

1.10	“Director” means any individual who is a member of the Board and who is not an employee of the Company.

1.11	“Employer” means the Company, its subsidiaries (within the meaning of sections 414(b) and (c) of the Code), and its successors or assigns.

1.12	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13	“Identification Date” means each December 31.

1.14	“Key Service Provider” means a Participant who, on an Identification Date, is:
(a)	A 5% owner of the Employer; or

(b)	A 1% owner of the Employer having annual compensation from the Company of more than $150,000.
If a Participant is identified as a Key Service Provider on an Identification Date, then such Participant shall be considered a Key Service Provider for purposes of the Plan during the period beginning on the first April 1 following the Identification Date and ending on the next March 31.

1.15	“Participant” means any Director or former Director who has satisfied the eligibility requirements of Section 2.01 who is, or may become, eligible to receive a benefit or whose Beneficiary may be eligible to receive a benefit under the Plan.

1.16	“Person” means any individual, partnership, joint venture, corporation, mutual company, joint stock company, trust, estate, unincorporated organization, association, or employee organization, and shall, where appropriate, include two or more of the above.

1.17	“Plan” means this ABM Deferred Compensation Plan for Non-Employee Directors, as amended and restated, effective December 13, 2010.

1.18	“Plan Year” means the 12-month period commencing January 1 and ending on the following December 31.

1.19	“Restricted Stock Unit” means a restricted stock unit award granted by the Company to a Participant.

1.20	“Scheduled Withdrawal Date” means the month and year that the Participant elects; provided, however, that a Scheduled Withdrawal Date must be no less than three years after the Plan Year to which the election is made.

1.21	“Separation from Service” means termination of service as a Director, other than by reason of death. A Participant shall not be deemed to have experienced a Separation from Service if the Participant continues to provide services to the Employer at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding three full years of service as a Director with the Employer (or if providing services to the Employer less than three years, such lesser period); provided, however, that a Separation from Service will be deemed to have occurred if a Participant’s service with the Employer is reduced to an annual rate that is less than 20% of the services rendered, on average, during the immediately preceding three full years of service as a Director with the Employer (or if providing services to the Employer less than three years, such lesser period).

1.22	“Valuation Date” means March 31, June 30, September 30 and December 31 of each Plan Year.

Article II.
ELIGIBILITY FOR PARTICIPATION
2.01	Eligibility Requirements

Each Director of the Company shall become a Participant under the Plan on the date he or she makes an election to defer Compensation or shares subject to Restricted Stock Unit awards (including dividend equivalents credited to such shares) under the Plan.

2.02	Change in Status

A Participant’s participation in the Plan shall terminate immediately as of the date on which he or she Separates from Services as a Director, except that the Participant shall retain the right to receive his or her Account in accordance with the terms and conditions of the Plan.

2.03	Determination of Eligibility

The Administrative Committee shall determine whether each Director has satisfied the eligibility requirements for participation in the Plan. The Committee’s determination shall be conclusive and binding upon all Persons.

Article III.
CONTRIBUTIONS
3.01	Deferrals
(a)	For each Plan Year commencing with 2007, a Participant may elect to defer receipt of all or any portion of his or her Compensation that he or she would otherwise receive from the Company. In addition, in October 2006 each eligible Director who is a party to a Director Retirement Plan benefit agreement may elect to have such benefit converted to a credit to the Account established pursuant to this Plan, effective November 1, 2006.

(b)	Each Participant who receives a Restricted Stock Unit award in a Plan Year may elect to defer all or any percentage of any shares he or she may be entitled to receive (including dividend equivalents credited to such shares) upon the lapse of any restrictions or vesting period to which the Restricted Stock Unit award is subject. This election shall be made by giving notice in a manner and within the time prescribed by the Administrator and in compliance with section 409A of the Code.

(c)	The amount of the Deferral must equal a whole percentage. The elections described in this Article III shall specify the form and time of distribution of benefits as described in Article VI.
3.02	Elective Deferral Election

Upon becoming eligible to participate in the Plan, a newly eligible Director may make an election described in Section 3.01 by filing an election form with the Administrative Committee within 30 days (or earlier, as the form may provide) following the date the Director becomes eligible to participate in the Plan (i.e., the later of the date of the eligible Director’s election to the Board or October 31, 2006). Such election form shall be irrevocable on the 31st day following the date the Director becomes eligible to participate in the Plan unless the Company provides an earlier date. For each Plan Year following the year in which a Participant becomes eligible to participate in the Plan, a Participant may make an election described in Section 3.01 by filing an election form with the Administrative Committee within a reasonable period of time, as specified by the Committee, before the beginning of the Plan Year to which the Deferral election applies. Except as provided in this Plan, a Deferral election shall be irrevocable on the December 31 preceding the Plan Year to which the Deferral election applies, or at such earlier time as the Committee prescribes. A Deferral election may not be changed or revoked during the Plan Year that it is effective; provided, that upon a showing of an unforeseeable emergency and with the consent of the Administrative Committee, a Participant may at any time revoke his or her Deferral election with respect to Compensation he or she has not yet earned and shares subject to a Restricted Stock Unit award in which he or she has not yet become vested during the Plan Year. A Participant who revokes his or her Deferral election may not again make an election to defer the receipt of Compensation or shares subject to a Restricted Stock Unit award (including dividend equivalents credited to such shares) effective before the beginning of the next Plan Year. Notwithstanding anything in this Plan to the contrary, a Participant may make an election in 2008 to defer shares subject to a Restricted Stock Unit award granted in 2008 (including dividend equivalents credited to such shares); provided that such election be made no later than the date immediately prior to the date of grant of such award. Unless otherwise provided, an election must be made each year in order to participate in this Plan.

3.03	Deferral of Distribution of Restricted Stock Unit Awards Granted in 2007

Notwithstanding anything in this Plan to the contrary, for the purposes of Restricted Stock Unit awards granted in 2007, a Participant may defer the time of distribution of any unvested portion of such Restricted Stock Unit awards (including dividend equivalents credited to such shares); provided that (1) such deferral shall not become effective for 12 months and (2) the date of payment is at least five years subsequent to the originally scheduled payment date, and (3) the form is accepted by the Committee, in its sole and absolute discretion. The election may be modified or revoked until 12 months prior to the originally scheduled vesting date, or such earlier time that the Committee determines in its discretion, at which time such change shall become irrevocable. The last valid form accepted by the Committee shall govern the payout of a Participant’s deferred shares subject to Restricted Stock Unit awards granted in 2007 (including dividend equivalents credited to such shares), as applicable.

Article IV.
ACCOUNTS, FUNDING AND VALUATION
4.01	Establishment of Account

The Administrative Committee shall open and maintain a separate Account for each Participant. Such Account shall be credited with all Deferrals for the Participant. In addition, the Account of each eligible Director who has elected to convert his or her Director Retirement Plan benefits to an Account credit under this Plan shall be credited on November 1, 2006, with the amount approved by the Governance Committee pursuant to its resolution adopted on September 5, 2006. As soon as reasonably possible after each Valuation Date, each Participant shall be notified of the value of his or her Account.

4.02	Valuation of Account
(a)	Interest shall be credited to each Participant’s Account as of each Valuation Date equal to the product of
(1)	the amount credited to the Participant’s Account as of the last preceding Valuation Date, less any distributions or withdrawals and plus one-half of Deferrals, if any, since the last preceding Valuation Date, multiplied by

(2)	the applicable interest rate; provided, however, that for the December 31, 2006 Valuation Date, interest shall be based on the Account balance on November 1, 2006, if any.
(b)	On each Valuation Date, each Participant’s Account will be credited with interest. The amount of interest will be derived from the prime interest rate published in The Wall Street Journal on the last business day coinciding with or next preceding the Valuation Date. Any prime rate up to 6% will be considered in full, and one-half of any prime rate over 6% will be considered; provided, however, after October 1, 2007, the interest rate will not exceed 120% of the long-term applicable federal rate (compounded quarterly), as published by the Internal Revenue Service for the applicable Plan Year. The amount credited will be a proration of the interest rate applied taking into consideration the period of time elapsed since the last Valuation Date (or since November 1, 2006, in the case of the December 31, 2006 Valuation Date).
For example, if the Plan is valued quarterly and on March 31, the prime rate is 7%, the rate credited will be (1/4 x 6%) + (1/4 x 1/2 x 1%) or 1.625%.

Article V.
PARTICIPANTS’ VESTED INTERESTS
5.01	Vesting

Each Participant shall always be 100% vested in his or her Account; provided, however, that any amount credited to a Participant’s Account on November 1, 2006 pursuant to the election described in Section 3.01 shall be forfeited if the Participant voluntarily resigns his or her position as a Director before November 1, 2007 for any reason other than disability, as determined pursuant to section 409A(a)(2)(C) of the Code, or in connection with a Change in Control. A “Change in Control” shall be deemed to have occurred upon a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in the regulations promulgated under section 409A of the Code. Notwithstanding anything to the contrary in this Article V, the vesting of shares subject to a Restricted Stock Unit award granted to a Participant shall always be subject to the vesting schedule as set forth in the Restricted Stock Unit award’s applicable plan or agreement.

Article VI.
DISTRIBUTION OF BENEFITS
6.01	Distribution of Benefits

Except as otherwise provided in Article VI of the Plan, a Participant’s Account may not be distributed to a Participant or his or her Beneficiary before the dates chosen pursuant to the election made by the Participant.
(a)	Form of Distribution. A Participant will elect, in writing, on a form prescribed by the Administrative Committee, which of the distribution options described below will govern the payment of the Participant’s Account upon a Separation from Service. The Participant’s Account will be distributed to him (subject to the timing requirements outlined in paragraphs (b) and (c) below) on either of the following schedules:
(1)	A single lump sum,

(2)	Four annual installments, or

(3)	Substantially equal annual installments over a 10-year period.
If the Participant made no election at the time specified in Section 3.02, his or her benefit shall be paid as a single lump sum upon a Separation from Service. For purposes of this Plan, installment payments shall be treated as a single distribution under section 409A of the Code.

(b)	Time of Distribution
(1)	Separation from Service. If a Participant Separates from Service, his or her Account shall be distributed in the form elected by the Participant pursuant to paragraph (a) above. Subject to the timing requirements of paragraph (c), the vested portion of a Participant’s Account shall be distributed, or distribution shall commence, within 90 days following his or her Separation from Service as a Director. The amount in the Participant’s Account shall be determined as of the Valuation Date that last precedes the date of distribution, plus Deferrals and less any withdrawals or distributions, if any, for the period from the last preceding Valuation Date to the date of distribution.

Notwithstanding anything in this Article VI to the contrary, if a Participant elects to defer the receipt of shares subject to Restricted Stock Unit awards granted in 2007, then such shares (including dividend equivalents credited to such shares) shall be distributed in the year in which the Participant elects; provided that such distribution shall not occur at any time prior to the five-year anniversary of the originally scheduled payment date of such shares; provided further that if the Participant experiences a Separation from Service as a Director at any time prior to such elected distribution date, the vested portion of any shares subject to such Restricted Stock Unit awards granted in 2007 (and associated dividend equivalents) shall be distributed in a lump sum within 90 days following his or her Separation from Service as a Director.
(2)	Scheduled Withdrawal Date. A Participant may elect to have all or a portion of his or her Account distributed to him or her on up to three Scheduled Withdrawal Dates, while such Participant is a Director.

Subject to the timing requirements outlined in paragraphs (c) below, a Participant shall receive his or her distribution under this subparagraph (2) as soon as administratively feasible after the Scheduled Withdrawal Date. If a Participant elects a Scheduled Withdrawal Date, his or her Account valued as of the last Valuation Date preceding the elected Scheduled Withdrawal Date shall be distributed as elected in this subparagraph (2). Any subsequent Deferrals, including interest or earnings credited thereon, shall be distributed pursuant to subparagraph (1) above.

Notwithstanding an election pursuant to this subparagraph (2), if a Participant Separates from Service prior to the Scheduled Withdrawal Date, the Participant’s Account shall be distributed pursuant to his or her election under subparagraph (1) above.
Notwithstanding the foregoing, upon a distribution of a Participant’s Account in subparagraphs (1) and (2) above, the Company shall credit to a Participant’s Account interest on the amount that is the difference of the value of the Participant’s Account as of the last Valuation Date preceding the scheduled distribution date. Interest shall be calculated using the principles set forth in Section 4.02.
(c)	Changes to Distribution Elections

A Participant may change his or her form of distribution of his or her Account upon a Separation from Service or Scheduled Withdrawal Date by submitting a form, as the Committee prescribes; provided that (1) any such change is not effective for 12 months and (2) the date of payment is at least five years subsequent to the originally scheduled date of payment, and (3) the form is accepted by the Committee, in its sole and absolute discretion. The change may be modified or revoked until 12 months prior to the time a Participant is originally scheduled to receive a payment, at which time such change shall become irrevocable. The last valid form accepted by the Committee shall govern the payout of a Participant’s Account, as applicable.

Distributions made pursuant to this paragraph (c) will be made as soon as administratively practicable, but no later than 90 days, after the newly scheduled date of distribution.

6.02	Unforeseeable Emergency Withdrawals
(a)	A Participant may withdraw up to 100% of the amount in his or her Account in the event of an unforeseeable emergency to the extent provided in this Section 6.02.

(b)	For purposes of this Section 6.02, unforeseeable emergency means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

(c)	The withdrawal under this Section 6.02 may not exceed the amount reasonably necessary to satisfy the financial need (including the amount of any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal). The withdrawal may not be made to the extent the need may be satisfied (1) through reimbursement or compensation by insurance or otherwise, (2) by liquidation of the Participant’s assets, to the extent the liquidation of the assets would not itself cause severe financial hardship, or (3) by ceasing Deferrals under the Plan.

(d)	A Participant who wishes to withdraw any amount pursuant to this Section 6.02 must submit, on a form provided by the Administrative Committee, a written request by the Participant that states:
(1)	The unforeseeable emergency for which the withdrawal is requested;

(2)	The amount needed to satisfy the financial need, which amount may include any federal, state, or local income taxes or penalties reasonably anticipated to result from the withdrawal;

(3)	A representation that the need cannot be satisfied in any of the ways stated in the second sentence of paragraph (c);

(4)	The date the funds are required; and

(5)	Any other information the Administrative Committee deems necessary.
(e)	The Administrative Committee will determine if an unforeseeable emergency withdrawal will be allowed by applying the standards set forth in paragraphs (b) and (c).

(f)	A withdrawal from a Participant’s Account under Section 6.02 shall be paid in a lump sum.

6.03	Prohibition on Acceleration

Notwithstanding any other provision of the Plan to the contrary, no distribution will be made from the Plan that would constitute an impermissible acceleration of payment as defined in section 409A(a)(3) of the Code and the regulations promulgated thereunder.

6.04	Distributions to Key Service Providers

Notwithstanding any other provision of the Plan to the contrary, distributions to a Key Service Provider may not be made before the date that is six months after the date of his or her Separation from Service.

Article VII.
DEATH
7.01	Death

If a Participant dies before distribution of his or her Account has begun or been completed, the remaining portion of the Participant’s Account shall be payable in a single lump sum to the Participant’s Beneficiary no later than 90 days after the date of the Participant’s death. The value of the Participant’s Account shall be determined in accordance with the rules set forth in Section 4.02.

Article VIII.
THE ADMINISTRATIVE COMMITTEE
8.01	Duties and Responsibility

The Administrative Committee may engage agents to assist in carrying out the Administrative Committee’s functions hereunder. The Committee shall administer the Plan and shall have full discretionary authority to construe this Plan and to determine all questions of interpretation or policy in a manner not inconsistent with the Plan and the Administrative Committee’s construction or determination in good faith shall be final and conclusive and binding on all parties including but not limited to the Company and any Participant or Beneficiary, except as otherwise provided by law. The Administrative Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan, provided, however, that any interpretation or construction shall be done in a nondiscriminatory manner and shall be consistent with the intent that the Plan shall be an unfunded plan. The Administrative Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

The Administrative Committee shall be charged with the duties of the general administration of the Plan, including but not limited to, the following:
(a)	To determine all questions relating to the eligibility of Directors to participate in or remain a Participant hereunder;

(b)	To maintain all the necessary records for the administration of the Plan;

(c)	To interpret the provisions of the Plan and to make and publish such rules for regulation of the Plan as are not inconsistent with the terms hereof;

(d)	To make any adjustments in the allocations, to Accounts under the Plan necessary to comply with any provision of law; and

(e)	To advise, counsel and assist any Participant regarding any rights, benefits or elections available under the Plan.
The Administrative Committee shall also be responsible for preparing and filing such annual disclosure reports as may be required by law.

Whenever it is determined by the Administrative Committee to be in the best interest of the Plan and its Participants and Beneficiaries, the Administrative Committee may request such variances, deferrals, extensions, or exemptions or make such elections for the Plan as may be available under the law.

8.02	Expenses and Compensation

The expenses necessary to administer the Plan and the expenses incurred by the Administrative Committee shall be paid by the Company.

8.03	Information from Company

The Company shall supply full and timely information to the Administrative Committee on all matters relating to the Compensation of all Participants, their continuous regular service to the Company, their retirement, death, disability or Separation from Service, and such other pertinent facts as the Administrative Committee may require.

8.04	Administrative Committee; Signature

The Committee shall act by agreement of a majority of its members, either by vote at a meeting or in writing without a meeting. The signature of one member of the Administrative Committee may be accepted by any interested party as conclusive evidence that the Administrative Committee has duly authorized the action therein set forth. No Person receiving documents or written instructions and acting in good faith and in reliance thereon shall be obliged to ascertain the validity of such action under the terms of this Agreement.

Article IX.
PARTICIPANTS’ RIGHTS
9.01	Disclosures

The Administrative Committee shall furnish at least every six months each Participant or Beneficiary with a written statement, based on the latest available information, indicating the value of his or her Account.

Upon a Separation from Service, a Participant is entitled to a written explanation of and accounting for his or her Account and of any applicable options regarding the disposition of such Account.

9.02	Filing a Claim for Benefits

A Participant or Beneficiary or the Company acting on his or her behalf shall notify the Administrative Committee of a claim for benefits under the Plan. Such request may be in any form acceptable to the Administrative Committee and shall set forth the basis of such claim and shall authorize the Administrative Committee to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Participant or Beneficiary may be entitled under the terms of the Plan. The Administrative Committee shall review the claim and may require additional information if necessary to process the claim. The Administrative Committee shall issue its decision, in writing, no later than 90 days after the date the claim is received, unless circumstances require an extension of time. If such an extension is required, written notice of the extension shall be furnished to the Person making the claim within the initial 90-day period, and the notice shall state the circumstances requiring the extension and the date by which the Administrative Committee expects to reach a decision on the claim. In no event shall the extension exceed a period of 90 days from the end of the initial period.

9.03	Denial of a Claim

Whenever a claim for benefits by any Participant or Beneficiary has been denied, in whole or in part, a written notice of the denial will be provided to the Participant or Beneficiary within the period specified in Section 9.02. The notice shall set forth, in a manner calculated to be understood by the claimant, (i) the specific reason or reasons for the denial; (ii) reference to the specific Plan provisions upon which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such information is necessary; and (iv) an explanation of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

9.04	Limitation of Rights

Participation hereunder shall not grant any Participant the right to be retained as a member of the Board of Directors of the Company or any rights or interest other than those specifically herein set forth.

Article X.
AMENDMENT AND TERMINATION
10.01	Amendment

The Board may at any time and from time to time amend this Plan in whole or in part (including retroactively). The Board shall promptly deliver to the Administrative Committee a written copy of the document amending the Plan. The Board shall not have the right to amend the Plan retroactively in such a manner as to deprive any Participant or Beneficiary of any benefit to which he or she was entitled under the Plan by reason of Deferrals credited prior to the amendment.

The Committee may amend the Plan to bring the Plan into compliance with applicable law (including changes required in order to avoid penalty taxes applied to Participants under section 409A of the Code) or to make such other changes as the Committee deems desirable; provided that such changes do not materially increase the cost of the Plan to the Company or take the Plan out of compliance with applicable law, and provided further that the Committee may not amend this Article X.

10.02	Termination of the Plan

The Board may terminate the Plan at any time and in the Board’s discretion the Accounts of Participants may be distributed within the period beginning 12 months after the date the Plan was terminated and ending 24 months after the date the Plan was terminated. If the Plan is terminated and Accounts are distributed, the Company shall terminate all account balance non-qualified deferred compensation plans with respect to all Participants and shall not adopt a new account balance non-qualified deferred compensation plan for at least three years after the date the Plan was terminated.

10.03	Termination upon a Change in Control

The Board, in its discretion may terminate the Plan 30 days prior to, or 12 months following, a Change in Control and distribute the Accounts of the Participants within the 12-month period following the termination of the Plan. If the Plan is terminated and Accounts are distributed, the Company shall terminate all substantially similar non-qualified deferred compensation plans sponsored by the Company and all of the benefits of the terminated plans shall be distributed within 12 months following the termination of the plans.

10.04	Termination upon Dissolution or Bankruptcy

The Board, in its discretion, may terminate the Plan upon a corporate dissolution of the Company that is taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. section 503(b)(1)(A), provided that the Participants’ Accounts are distributed and included in the gross income of the Participants by the latest of (i) the calendar year in which the Plan terminates or (ii) the first calendar year in which payment of the Accounts is administratively practicable.

Article XI.
MISCELLANEOUS
11.01	Execution of Receipts and Releases

Any payment to any Participant or Beneficiary, in accordance with the provisions of this Plan, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan, and the Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as the Administrative Committee shall determine.

11.02	Notice and Unclaimed Benefits

Each Participant and Beneficiary must file with the Company from time to time in writing his or her post office address and each change of post office address. Any communication, statement, or notice addressed to a Participant or Beneficiary at his or her last post office address filed with the Company (or if no address was filed with the Company, then at his or her last post office address shown on his or her “Company Records”) will be binding on the Participant and his or her Beneficiary for all purposes of the Plan. Neither the Company, Administrative Committee, nor any insurance company providing annuity contracts under the Plan shall be obliged to search for or ascertain the whereabouts of any Participant or Beneficiary. For the purpose of this Section 11.02, “Company Records” means the records maintained by an Company. Such records shall be conclusive, unless shown to the Company’s satisfaction to be incorrect.

The Committee shall notify any Participant or Beneficiary when a distribution is required under the Plan. The Committee may also request the Social Security Administration to notify the Participant or Beneficiary in accordance with any procedures the Administration has established for this purpose. In the event that the Participant or Beneficiary shall fail to respond to any notice from the Committee, the amount in his or her Account shall be forfeited.

11.03	Non-Alienation of Benefits

Except in the case of a qualified domestic relations order, as defined in section 414(p) of the Code:
(a)	No Participant or Beneficiary, and no creditor of a Participant or Beneficiary shall have any right to assign, pledge, sell, hypothecate, anticipate or in any way create a lien upon his or her benefits under the Plan by operation of law or otherwise, and any attempt to do so shall be void; nor shall any such benefits in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the Person entitled to such benefits.

(b)	No interest in the Plan shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and Beneficiaries.
11.04	Loans to Participants

A Participant may not receive a loan from the Plan of any portion of his or her Account.

11.05	Benefits Payable to Incompetents

Each individual receiving benefit payments under the Plan shall be conclusively presumed to have been legally competent until the date upon which the Administrative Committee shall have received written notice in the form and manner acceptable to it that such individual is an incompetent for whom a guardian or other Person legally vested with his or her care shall have been appointed. From and after the date of receipt of such notice by Administrative Committee, all future benefit payments to which such individual is entitled under the Plan shall be payable to his or her guardian or other Person legally vested with his or her care, until such time as the Administrative, Committee shall be furnished with evidence satisfactory to it that such individual is legally competent.

11.06	Applicable Law

This Plan shall be governed and construed under Federal laws and the laws of the State of New York.

11.07	Headings as Guide

The headings of this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

11.08	Pronouns

When necessary to the meaning hereof, either the masculine or the neuter pronoun shall be deemed to include the masculine, the feminine, and the neuter, and the singular shall be deemed to include the plural.

11.09	Reference to Laws

Any reference to any section or regulation under the Code or ERISA or to any other statute or law shall be deemed to include any successor law of similar import.

11.10	Agent Designated for Service of Process

The designated person upon whom service of process may be made in any action involving the Plan shall be any current member of the Administrative Committee.

11.11	Participant’s Rights Unsecured

The right of the Participant or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his or her designated Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Company. All amounts credited to an Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by a Participant or any Beneficiary, as provided in Section 11.03.
Executed at this 13th day of December, 2010 to be effective December 13, 2010.
ABM INDUSTRIES INCORPORATED